Exhibit 4.2

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	$[●]
No. FL-01	CUSIP 073928V83

THE BEAR STEARNS COMPANIES INC.

MEDIUM-TERM NOTE, SERIES B

LINKED TO THE PERFORMANCE
OF THE ALERIAN MLP SELECT INDEX
DUE [JUNE ●, 2027]

Coupon Amount: See “Coupon” on the reverse hereof.	Redeemable On and After: N/A

Original Issue Date: [●]	Optional Repayment Date(s): N/A

Maturity Date: The [third] Business Day following the last Index Business Day in the Final Measurement Period.	Minimum Denominations: $[●], increased in multiples of $[●]*

Coupon Payment Date: The fifth Business Day following each Coupon Valuation Date. The last Coupon Payment Date will be the Maturity Date.

* The minimum purchase for any purchaser domiciled in a Member State of the European Union shall be $100,000.

THE BEAR STEARNS COMPANIES INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, (i) the Cash Settlement Amount (as defined below) on the maturity date shown above (the “Maturity Date”), as the same may be adjusted pursuant to the terms herein, (ii) the Coupon Amount on each Coupon Payment Date (as defined below), and (iii) the Redemption Amount (as defined below) on the accelerated Maturity Date, if applicable.

Payment of any amount pursuant to the foregoing shall be made by the Company in immediately available funds against presentation of this Note at the office or agency of the Trustee (as defined below) maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH ON THE FACE HEREOF.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

This Note is one of the series of Medium-Term Notes, Series B, of the Company.

Unless the certificate of authentication hereon has been executed by The Bank of New York, as successor Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: [June ●, 2007]

THE BEAR STEARNS COMPANIES INC.

By: ____________________________
Executive Vice President and
Chief Financial Officer

ATTEST:

_________________________
Secretary

[Corporate Seal]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:____________________________
Authorized Signature

[Reverse of Note]

THE BEAR STEARNS COMPANIES INC.

MEDIUM-TERM NOTE, SERIES B

LINKED TO THE PERFORMANCE OF THE ALERIAN MLP SELECT INDEX

DUE [JUNE ●, 2027]

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, all such Securities issued and to be issued under the Indenture dated as of May 31, 1991, as amended (herein called the “Indenture”) between the Company and The Bank of New York as successor to JPMorgan Chase Bank, N.A. (formerly, the Chase Manhattan Bank), as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights and limitations of rights thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered. As provided in the Indenture, Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different repayment provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of the series of the Securities designated as Medium-Term Notes, Series B (the “Notes”). The Notes of this series may be issued at various times with different maturity dates, redemption dates and different principal repayment provisions, may bear interest at different rates and may otherwise vary, all as provided in the Indenture.

Certain Definitions

Index:
means the Alerian MLP Select Index (ticker “AMZS”), as published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Sponsor”), in consultation with Alerian Capital Management LLC (“Alerian”).

The Index measures the composite performance of energy oriented Master Limited Partnerships (“MLPs”), and is calculated by the Sponsor using a float-adjusted, market capitalization-weighted methodology. The objective of the Index is to provide investors with an unbiased, comprehensive benchmark for the performance of the energy Master Limited Partnership universe. The MLPs underlying the Index are generally limited partnerships engaged in the exploration, marketing, mining, processing, production, storage or transportation of any mineral or natural resource. The Index itself is disseminated real-time on a price-return basis and is listed on the Chicago Mercantile Exchange.

Index Components:	means, as of any date of determination, the constituents underlying the Index.

Closing Date:	means [July ●, 2007]

Settlement Date:	means [●]

Pricing Date:	means [●]

Principal Amount:
means, each Note will be issued in minimum denominations to be determined by the Calculation Agent based upon the quotient of (1) the arithmetic mean of the sum for each Index Component of the products of (i) the volume-weighted average price of that Index Component and (ii) the published share weighting of that Index Component, each measured daily over a specified period of Index Business Days following the Closing Date (the “Initial Measurement Period”) pursuant to the following schedule (the “VWAP Schedule”), divided by (2) the product of the Index Divisor and the number ten

Aggregate Size of the Issuance	Initial Measurement Period
Less than $200 Million	6 Index Business Days
Equal to or greater than $200 million and less than $250 million	8 Index Business Days
Equal to or greater than $250 million and less than $300 million	10 Index Business Days
Equal to or greater than $300 million and less than $350 million	11 Index Business Days
Equal to or greater than $350 million and less than $400 million	13 Index Business Days
Equal to or greater than $400 million and less than $450 million	15 Index Business Days
Equal to or greater than $450 million and less than $500 million	16 Index Business Days
Equal to or greater than $500 million	21 Index Business Days

VWAP Level:
means, as of any date of determination and with respect to the Index, the quotient of (1) the arithmetic mean of the sum for each Index Component of the products of (i) the volume weighted-average price of that Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date, as determined by the Calculation Agent.

Index Divisor:	means, as of any date of determination, the divisor used by the Sponsor to calculate the level of the Index.

Coupon:
the Notes will pay a coupon, if any, on each Coupon Payment Date. For each Note held, on each Coupon Payment Date each Noteholder will receive an amount in U.S. dollars equal to the difference between the Reference Dividend Amount minus the Tracking Fee (the “Coupon Amount”). To the extent the Reference Dividend Amount is less than the Tracking Fee on any Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Tracking Fee and the Reference Dividend Amount in respect of such period (the “Tracking Fee Shortfall”) will be added to the Tracking Fee deducted from the Reference Dividend Amount in respect of the next Coupon Payment Date. For the avoidance of doubt, the process will be repeated to the extent necessary until such time as the accrued Tracking Fee has been deducted from the appropriate Reference Dividend Amount in all prior months.

Coupon Payment Date:	means the fifth Business Day following each Coupon Valuation Date, subject to adjustment as described herein.

Coupon Valuation Date:
means the first Business Day of each calendar month during the term of the Notes beginning on [●], and the last Coupon Valuation Date shall be the Calculation Date, subject to adjustment as described herein.

Reference Dividend Amount:
means, as of any Coupon Payment Date, an amount per Note equal to the gross cash dividends that would have been received by a Reference Holder in respect of a quantity of Index Components held by such Reference Holder on an “ex-dividend date” with respect to any Index Component, which “ex-dividend date” occurred during the period from and including the first Index Business Day following the Initial Measurement Period to and excluding the immediately preceding Coupon Valuation Date. Any non-cash dividends that would have been received by a Reference Holder during any period of determination will be valued in cash by the Calculation Agent and will be included in the gross cash dividends for purposes of this calculation.

Tracking Fee:
means, as of any date of determination, an amount per Note equal to the product of [0.070834]% (representing [0.85]% per annum) multiplied by the Current NAV. The Tracking Fee will be increased by an amount equal to any Tracking Fee Shortfall.

Current NAV:
means, as of any date of determination, an amount per Note equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level, as determined by the Calculation Agent.

Cash Settlement Amount:	means an amount per Note payable in U.S. dollars on the Maturity Date equal to (i) the Principal Amount multiplied by the Index Ratio minus (ii) the accrued Tracking Fee, if any.

Index Ratio:	means, as of any date of determination, an amount equal to the quotient of the Final VWAP Level divided by the Initial VWAP Level.

Initial VWAP Level:
means [●], representing the arithmetic mean of the VWAP Levels measured each Index Business Day in the Initial Measurement Period determined in accordance with the VWAP Schedule set forth above, as determined by the Calculation Agent.

Final VWAP Level:	means the arithmetic mean of the VWAP Levels measured each Index Business Day in the Final Measurement Period, as determined by the Calculation Agent.

Final Measurement Period:	means the five Index Business Days from and including the Calculation Date.

Calculation Date:
means June [●], 2027, unless such day is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described herein.

Maturity Date:	means the third Business Day following the final Index Business Day in the Final Measurement Period.

Early Redemption Event:
a Noteholder may redeem its Notes as of the last Business Day of each week during the term of the Notes (each, a “Redemption Valuation Date”) by delivering a Redemption Notice to the Company via email no later than 10:00 a.m. New York City time on the Business Day prior to such Redemption Valuation Date. If the Company receives a Redemption Notice in accordance with the foregoing, the Company or its affiliate will send a form of Redemption Confirmation to such Noteholder via return email, which such Noteholder must complete, execute and return to the Company via facsimile by no later than 4:00 p.m. New York City time on the same Business Day. The Company or its affiliate must acknowledge receipt of a Noteholder’s completed Redemption Confirmation in order for such Noteholder’s redemption to be effective. The procedures described in the foregoing paragraph are referred to herein as the “Notice Procedures.”

Upon compliance with the Notice Procedures, the Calculation Agent will accelerate the Calculation Date with respect to the Notes being redeemed to the relevant Redemption Valuation Date, which will automatically accelerate the final Coupon Valuation Date and the Maturity Date with respect to the Notes being redeemed in accordance with the terms set forth herein. On the accelerated Maturity Date the redeeming Noteholder will receive an amount per Note in U.S. dollars equal to (i) the Cash Settlement Amount minus Redemption Fee Amount plus (ii) the Coupon Amount, if any (the “Redemption Amount”).

The Tracking Fee applicable to the Notes subject to an Early Redemption Event shall be an amount equal to the sum of (i) the Tracking Fee Shortfall as of the last Coupon Valuation Date (if any) plus (ii) the Tracking Fee as of the next Coupon Valuation Date multiplied by a percentage, the numerator of which is the total number of days since the prior Coupon Valuation Date, and the denominator of which is 30 (the “Adjusted Tracking Fee”). To the extent the Reference Dividend Amount as of the accelerated Calculation Date is greater than the Adjusted Tracking Fee, the Redemption Amount will include a coupon payment equal to the Coupon Amount (with the Calculation Agent using the Adjusted Tracking Fee in calculating such Coupon Amount). To the extent the Reference Dividend Amount as of the accelerated Calculation Date is less than the Adjusted Tracking Fee, the Redemption Amount will not include any coupon payment, and an amount equal to the difference between the Adjusted Tracking Fee less the Reference Dividend Amount will be subtracted from the Index Ratio in determining the Cash Settlement Amount payable on the accelerated Maturity Date.

The Company will inform a redeeming Noteholder of the Redemption Amount on the first Business Day following the final Index Business Day in the Final Measurement Period. Upon receipt, such redeeming Noteholder must instruct its custodian at The Depositary Trust Company (“DTC”) to book a delivery vs. payment trade with respect to its Notes on such date at a price equal to the Redemption Amount, facing Bear Stearns DTC 0352, and cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable accelerated Maturity Date.

A Noteholder may redeem its Notes only in amounts of [75,000] Notes or greater, subject to adjustment by the Calculation Agent. A Noteholder may not redeem its Notes in the week in which the Notes mature.

Redemption Notice:	means the form of redemption notice attached to the applicable Preliminary Pricing Supplement as Appendix 1.

Redemption Confirmation:	means the form of redemption confirmation attached to the applicable Preliminary Pricing Supplement as Appendix 2.

Redemption Fee:	means [0.125]%

Redemption Fee Amount:	means, as of any date of determination, an amount per Note in U.S. dollars equal to the product of the Redemption Fee multiplied by the applicable Cash Settlement Amount.

Reference Holder:
means, as of any date of determination, a hypothetical holder of a number of shares of each of the Index Components in the then current weightings within the Index as if such holder had invested an amount in the Index as of that date equal to the then equivalent Cash Settlement Amount (as if the Calculation Agent were to determine the Cash Settlement Amount on that date), as determined by the Calculation Agent.

Exchange Listing:	the Notes will be listed on the New York Stock Exchange under the ticker symbol “BSR”.

Business Day:	means any day other than a Saturday or Sunday, on which banking institutions in New York, New York, are not authorized or obligated by law or executive order to close.

Index Business Day:	means any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

Primary Exchange:	means, with respect to each Index Component, the primary exchange or market of trading of such Index Component.

Related Exchange:
means, with respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.

Redemption; Defeasence

The Notes may be redeemed by a Noteholder prior to the expiration of the term in accordance with the terms specified above. The Notes are not subject to defeasance.

Further Issuances

The Company may, at its sole discretion, offer further issuances of the Notes at offering prices based upon market conditions and VWAP Levels at that time. If there is substantial demand for the Notes, the Company may issue additional Notes frequently. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any future issuances of Notes bearing the same CUSIP number. The prices of any additional offerings will be determined at the time of pricing of each offering, which price will be a function of the prevailing market conditions and VWAP Levels at the time of the relevant sale.

Discontinuance of the Index

If the Sponsor discontinues publication of or otherwise fails to publish the Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final VWAP Level for such Successor Index will be determined by reference to the volume weighted-average prices of the components underlying such Successor Index on the relevant exchanges or markets for such components multiplied by each such component’s respective weighting within the Successor Index on the dates and at the times as of which the Final VWAP Level for such components of the Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to the Company and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Amount, the Calculation Agent will determine the VWAP Levels to be used in calculating the Final VWAP Level. The Final VWAP Level will be computed by the Calculation Agent using the Index Components that comprised the Index immediately prior to such discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to the Company and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the level of the such index, the Index Ratio or any of its components or the Cash Settlement Amount or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Amount (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to the Company and the Trustee.

In the event that, on the Calculation Date, the Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the level of the Index during the Final Measurement Period.

Market Disruption Events

To the extent a Disrupted Day (as defined below) exists with respect to an Index Component on an Averaging Date (as defined below), the volume weighted-average price with respect to such Index Component (and only with respect to such Index Component) for such Averaging Date will be determined by the Calculation Agent on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index Component irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. For the avoidance of doubt, if the postponement described in the preceding sentence results in the volume weighted-average price of a particular Index Component being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Final VWAP Level the Calculation Agent will apply the volume weighted-average price and the published share weighting with respect to such Index Component for such Deferred Averaging Date to (i) the VWAP Level of the date(s) of the original disruption with respect to such Index Component and (ii) the VWAP Level of such Averaging Date. In no event, however, shall any postponement pursuant to this paragraph result in the final Averaging Date with respect to any Index Component occurring more than three Index Business Days following the day originally scheduled to be the final Averaging Date. In such case, any volume weighted-average price and share weighting with respect to any Index Component required to be determined in respect of the Final VWAP Level calculation will be determined by the Calculation Agent based upon its estimate of the price and share weighting that would have prevailed on the Primary Exchange for such Index Component but for such suspension or limitation.

An “Averaging Date” means the each of the five Index Business Days during the Final Measurement Period, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index Component is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, in both cases, which the Calculation Agent determines is material.

For purposes of the foregoing definition, “Market Disruption Event” means, with respect to an Index Component:

(a)  the occurrence or existence of a condition specified below:

(i) any suspension of or limitation imposed on trading by the Primary Exchange or any Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchange or any Related Exchanges or otherwise, (A) relating to the Index Component or (B) in futures or options contracts relating to the Index Component, on any Related Exchange; or

(ii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the relevant Index Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index Component, on any Related Exchange; or

(b)  the closure on any Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day for the Primary Exchange or such Related Exchange and (ii) the submission deadline for orders to be entered into the Primary Exchange system for execution at the close of trading on such Index Business Day for the Primary Exchange or such Related Exchange.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(c)  a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(d)  for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

“Primary Exchange” means, with respect to each Index Component, the primary exchange or market of trading of the such Index Component.

“Related Exchange” means, with respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Events of Default and Acceleration

If an Event of Default with respect to any Notes has occurred and is continuing, then the amount payable to Noteholders upon any acceleration permitted by the Notes will be equal to the Cash Settlement Amount as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to the Company of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of the Company, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Settlement and Payment

Settlement for the Notes will be made by Bear, Stearns & Co. Inc. in immediately available funds. Payments of the Cash Settlement Amount will be made by the Company in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear, Stearns & Co. Inc.. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the Company and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

General

If so specified on the face of this Note, this Note may be redeemed by the Company on and after the date so indicated on the face hereof. If no such date is set forth on the face hereof, this Note may not be redeemed prior to maturity. On and after such date, if any, from which this Note may be redeemed, this Note may be redeemed in whole or in part in increments of $1,000, at the option of the Company, at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the Redemption Date, on notice given, unless otherwise specified on the face hereof, not more than 60 nor less than 30 days prior to the Redemption Date. If less than all the Outstanding Notes having such terms as specified by the Company are to be redeemed, the particular Notes to be redeemed shall be selected by the Trustee not more than 60 days prior to the Redemption Date from the Outstanding Notes having such terms as specified by the Company not previously called for redemption, by such method as the Trustee shall deem fair and appropriate. The notice of such redemption shall specify which Notes are to be redeemed. In the event of redemption of this Note, in part only, a new Note or Notes in authorized denominations for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the surrender hereof.

If so specified on the face of this Note, this Note will be subject to repayment at the option of the Holder hereof on the Optional Repayment Date(s). If no Optional Repayment Date is set forth on the face hereof, this Note may not be repaid at the option of the Holder prior to maturity. On and after the Optional Repayment Date, if any, from which this Note may be repaid at the option of the Holder, this Note shall be repayable in whole or in part in increments of $1,000 at a repayment price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Optional Repayment Date. For this Note to be repaid in whole or in part at the option of the Holder hereof, the Trustee must receive not less than 30 nor more than 60 days prior to the Optional Repayment Date (i) this Note with the form entitled “Option to Elect Repayment,” which appears below, duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of this Note, the principal amount of this Note, the certificate number of this Note or a description of this Note’s tenor or terms, the principal amount of this Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note with the form entitled “Option to Elect Repayment,” which appears below, duly completed, will be received by the Trustee no later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and this Note and such form duly completed are received by the Trustee by such fifth Business Day. Exercise of the repayment option shall be irrevocable.

If any Event of Default with respect to the Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66-2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

Holders of Securities may not enforce their rights pursuant to the Indenture or the Securities except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Cash Settlement Amount, Coupon Amount and, if applicable, Redemption Amount with respect to this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, and this Note duly executed by, the Holder hereof or by his attorney duly authorized in writing and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Unless otherwise specified on the face hereof, the Notes are issuable only in registered form without coupons in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; provided however that the minimum purchase for any purchaser domiciled in a Member State of the European Union shall be $100,000. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denomination as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice of the contrary.

The Cash Settlement Amount payable with respect to this Note shall in no event be higher than the maximum rate, if any, permitted by applicable law.

All capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

____________________________________

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common

TEN ENT	-	as tenants by the entireties

JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	-	___________________ Custodian ___________________ (Cust) (Minor) Under Uniform Gifts to Minors Act
_______________________________________________ (State)

Additional abbreviations may also be used though not in the above list.
____________________________________

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably request(s) and instruct(s) the Company to repay this Note (or portion thereof specified below) pursuant to its terms on ____________, 20___ (the “Optional Repayment Date”) at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned.)

For this Note to be repaid the Trustee must receive at 4 New York Plaza, New York, New York 10004, Attention: Debt Operations - 13th Floor, or at such other place or places of which the Company shall from time to time notify the Holder of this Note, not more than 60 days nor less than 30 days prior to the Optional Repayment Date, this Note with this “Option to Elect Repayment” form duly completed.

If less than the entire principal amount of this Note is to be repaid, specify the portion thereof (which shall be increments of $1,000) which the Holder elects to have repaid: $_________________; and specify the denomination or denominations (which, unless a different minimum denomination is set forth on the face hereof, shall be $25,000 or an integral multiple of $1,000 in excess of $25,000) of the Notes to be issued to the Holder for the portion of this Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): $________________.

Date:_________________	________________________________
Note: The signature to this Option to Elect Repayment must correspond with the same as written upon the face of this Note in every particular without alteration or enlargement.
____________________________________

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned
hereby sell(s), assign(s) and transfer(s) unto
__________________________________________________________________________________________
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
__________________________________________________________________________________________
__________________________________________________________________________________________
__________________________________________________________________________________________
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE
_______________________________________________________________________________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing ___________________________________
__________________________________________________________________________________________
_____________________________________________________________________________ Attorney
to transfer said Note on the books of the Company, with full power of substitution in the premises.

Date:_________________	________________________________
________________________
        (Signature Guarantee)